CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$11,259,910.76	$802.83

PRICING SUPPLEMENT NO. 706 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-155535 Dated July 15, 2010

JPMorgan Chase & Co. Yield Optimization Notes with Contingent Protection
$1,681,883.00 Linked to the common stock of Aetna Inc. due on July 21, 2011
$6,017,358.48 Linked to the common stock of The Home Depot, Inc. due on July 21, 2011
$3,560,669.28 Linked to the common stock of Occidental Petroleum Corporation due on July 21, 2011

Investment Description

Yield Optimization Notes with Contingent Protection are unsecured and unsubordinated Notes issued by JPMorgan Chase & Co. (the “Issuer”) (each a “Note” and collectively, the “Notes”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The Notes pay enhanced coupons and provide either a return of principal or shares of the applicable Underlying Stock at maturity. The enhanced coupons are designed to compensate you for the risk that you may receive a share of the applicable Underlying Stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the applicable Underlying Stock (subject to adjustments, in the case of certain corporate events described in the accompanying product supplement no. UBS-8-A-I under “General Terms of Notes — Anti-Dilution Adjustments,” in the sole discretion of the calculation agent) for each of your Notes if the closing price of the applicable Underlying Stock on the Final Valuation Date (the “Final Price”) is below the specified Trigger Price. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the applicable Underlying Stock. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Notes until maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer.

Features

❑	Income—Regardless of the performance of the applicable Underlying Stock, we will pay you coupons designed to compensate you for the fact that you could lose some or all of your principal.

❑

Tactical Investment Opportunity—If you believe the applicable Underlying Stock will trend sideways over the term of the Notes — moving neither positively by more than the coupon paid on the Notes, nor negatively by more than the amount of the contingent protection — the Notes may provide improved performance compared to a direct investment in the applicable Underlying Stock.

❑

Contingent Protection Feature—If you hold the Notes to maturity and the applicable Underlying Stock does not close below the Trigger Price on the Final Valuation Date, you will receive your initial investment back, subject to the creditworthiness of JPMorgan Chase & Co., and you will not participate in any appreciation of the applicable Underlying Stock. If you hold the Notes to maturity and the applicable Underlying Stock closes below the Trigger Price on the Final Valuation Date, you will receive one share for each of your Notes (subject to adjustments in the case of certain corporate events) of the applicable Underlying Stock, which will be worth less than your initial investment and may have no value at all.

Key Dates

Trade Date	July 16, 2010
Settlement Date	July 21, 2010
Final Valuation Date[1]	July 15, 2011
Maturity Date[1]	July 21, 2011
[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-8-A-I

Note Offering

This pricing supplement relates to three (3) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in any of the three (3) Note offerings or, at your election, in two or all of the offerings. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to the Principal Amount and multiples thereof. Each of the three Note offerings is linked to the common stock of a different company, and each of the three Note offerings has a different Coupon per Annum, Initial Price and Trigger Price. The Coupon per Annum, Initial Price and Trigger Price for each Note offering are listed below. The performance of each Note offering will not depend on the performance of the other Note offering.

Underlying Stock	Coupon per Annum*	Initial Price	Trigger Price**	CUSIP	ISIN

Common Stock of Aetna Inc.	8.25%	$27.16	$20.37, which is 75% of Initial Price	46634E213	US46634E2138

Common Stock of The Home Depot, Inc.	8.65%	$27.12	$20.34, which is 75% of Initial Price	46634E197	US46634E1973

Common Stock of Occidental Petroleum Corporation	8.50%	$79.38	$59.54, which is 75% of Initial Price	46634E189	US46634E1890

*	Paid monthly in arrears in 12 equal installments
**	The Trigger Price for each Underlying Stock is rounded up to the nearest cent.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this pricing supplement. Each Note we are offering will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-8-A-I dated April 3, 2009 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-8-A-I for risks related to investing in the Notes. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-8-A-I, will supersede the terms set forth in product supplement no. UBS-8-A-I. In particular, please refer to “Additional Terms Specific to the Notes” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-8-A-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note***	Total	Per Note	Total	Per Note****

Aetna Inc.	$1,681,883.00	$27.16	$33,637.66	2.00%	$1,648,245.34	$26.62

The Home Depot, Inc.	$6,017,358.48	$27.12	$120,347.17	2.00%	$5,897,011.31	$26.58

Occidental Petroleum Corporation	$3,560,669.28	$79.38	$71,213.39	2.00%	$3,489,455.89	$77.79

***	Dollar value is equal to 100% of the Initial Price.
****	Dollar value is equal to 98% of the Initial Price, which reflects the deduction of the total fees and commissions from the price to public.
(1)

The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-8-A-I and “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of 2.00% of the principal amount per Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

This pricing supplement relates to three (3) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the three (3) Note offerings or, at your election, in two or all of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-8-A-I dated April 3, 2009. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the free writing prospectus related hereto dated July 2, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-8-A-I, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-8-A-I dated April 3, 2009: http://www.sec.gov/Archives/edgar/data/19617/000119312509071826/d424b21.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this pricing supplement, notwithstanding anything to the contrary set forth under “General Terms of Notes — Calculation Agent” in the accompanying product supplement no. UBS-8-A-I, all calculations with respect to the Trigger Price will be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You have a moderate to high risk tolerance.

®

You are willing to receive physical delivery of shares of the applicable Underlying Stock at maturity that will likely be worth less than your principal and may have no value at all, meaning you may lose some or all of your principal.

®	You believe the market price of the applicable Underlying Stock is not likely to appreciate by more than the value of the coupons paid on the applicable Notes.

®	You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Trigger Price on the Final Valuation Date.

®	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable Underlying Stock.

®	You are willing to make an investment with upside limited to the applicable Coupon per Annum.

®	You are willing to accept the risk of fluctuations in the market price of the applicable Underlying Stock.

®	You are willing to invest in the Notes based on the Coupon per Annum of 8.25%, 8.65% and 8.50% for Notes linked to Aetna, Inc., The Home Depot, Inc. and Occidental Petroleum Corporation, respectively.

®	You are willing to hold the Notes to maturity, a term of 12 months, and accept that there may be little or no secondary market for the Notes.

®	You are comfortable with the creditworthiness of JPMorgan Chase & Co., as Issuer of the Notes.

The Notes may not be suitable for you if, among other considerations:

®	You seek an investment that is 100% principal protected.

®	You are not willing to receive physical delivery of shares of the applicable Underlying Stock at maturity.

®	You believe the market price of the applicable Underlying Stock is likely to appreciate by more than the value of the coupons paid on the applicable Notes.

®	You believe the Final Price of the applicable Underlying Stock is likely to be below the applicable Trigger Price on the Final Valuation Date.

®	You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

®	You seek an investment with unlimited upside.

®	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

®	You are unwilling or unable to hold the Notes to maturity.

®	You seek an investment for which there will be an active secondary market.

®	You are unwilling or unable to assume the credit risk associated with JPMorgan Chase & Co., as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-8-A-I for risks related to an investment in the Notes.

Common Terms for Each Offering of the Notes

Issuer:	JPMorgan Chase & Co.

Underlying Stocks:	Common Stock of Aetna, Inc Common Stock of The Home Depot, Inc. Common Stock of Occidental Petroleum Corporation

Principal Amount per Note:	Equal to the Initial Price (as defined below) of the applicable Underlying Stock

Term:	12 months

Coupon Payment:	Coupons paid in arrears in twelve equal monthly installments based on the Coupon per Annum for each Underlying Stock, regardless of the performance of the applicable Underlying Stock. The Coupon per Annum is 8.25% for Notes linked to the common stock of Aetna Inc., 8.65% for Notes linked to the common stock of The Home Depot Inc. and 8.50% for Notes linked to the common stock of Occidental Petroleum Corporation.

1st Installment through 12th Installment(1):	For Notes linked to the common stock of Aetna Inc.: 0.6875% ($0.1867 per Note)

For Notes linked to the common stock of The Home Depot, Inc.: 0.7208% ($0.1955 per Note)

For Notes linked to the common stock of Occidental Petroleum Corporation.: 0.7083% ($0.5623 per Note)

Trigger Price(2):	For Notes linked to the common stock of Aetna, Inc.: $20.37, which is 75.00% of the Initial Price

For Notes linked to the common stock of The Home Depot Inc.: $20.34, which is 75.00% of the Initial Price

For Notes linked to the common stock of Occidental Petroleum Corporation: $59.54, which is 75.00% of the Initial Price

Payment at Maturity (per Note)(2):	If the Final Price of the applicable Underlying Stock is not below the applicable Trigger Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to your principal amount plus accrued and unpaid interest.

If the Final Price of the applicable Underlying Stock is below the applicable Trigger Price on the Final Valuation Date, at maturity we will deliver to you one share of the applicable Underlying Stock (subject to adjustments) for each Note you own plus accrued and unpaid interest.

None of the Notes are fully principal protected. The protection provided by the Trigger Price on your Notes is contingent and subject to the credit risk of JPMorgan Chase & Co. The shares of the applicable Underlying Stock you may receive at maturity will likely be worth less than your principal and may have no value at all.

Share Delivery Amount:	One share of the applicable Underlying Stock, subject to adjustments upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See “General Terms of Notes — Anti- Dilution Adjustments” in the accompanying product supplement no. UBS-8-A-I.

Initial Price:	$27.16 for Notes linked to Aetna Inc., $27.12 for Notes linked to The Home Depot Inc. and $79.38 for Notes linked to Occidental Petroleum Corporation, which are the closing prices of the Underlying Stocks on the Trade Date

Final Price:	The closing price of the applicable Underlying Stock on the Final Valuation Date

(1)	Based on the Coupon per Annum of 8.25% (8.25% / 12 = 0.6875%) for Notes linked to the common stock of Aetna Inc., 8.65% (8.65% / 12 = 0.7208%) for notes linked to the common stock of The Home Depot Inc. and 8.50% (8.50% / 12 = 0.7083%) for Notes linked to the common stock of Occidental Petroleum Corporation. Coupon payments will be paid on the Coupon Payment Dates listed in the table of Coupon Payment Dates on page 5 of this pricing supplement.
(2)	Any payment at maturity and Coupon Payments are dependent on the ability of JPMorgan Chase & Co. to satisfy its obligations when they become due. The Trigger Price for each Underlying Stock is rounded up to the nearest cent.

Determining Payment at Maturity

You will receive at maturity one share of the applicable Underlying Stock for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying product supplement no. UBS-8-A-I and this pricing supplement).

•

If the market price of the applicable Underlying Stock on the Maturity Date is less than its Initial Price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

•

If the market price of the applicable Underlying Stock on the Maturity Date is greater than its Initial Price, the shares you receive at maturity will be worth more than the principal amount of your Notes. Such an increase in price is not likely to occur.

Your Notes are not principal protected. The shares you may receive at maturity in all likelihood will be worth less than your principal and may have no value at all.

Coupon Payment Dates

Coupon will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below:

August 23, 2010	February 22, 2011
September 21, 2010	March 21, 2011
October 21, 2010	April 21, 2011
November 22, 2010	May 23, 2011
December 21, 2010	June 21, 2011
January 21, 2011	July 21, 2011

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes linked to a hypothetical Underlying Stock assuming the following*:

Term:	12 months
Hypothetical Initial Price:	$27.16 per share
Hypothetical Trigger Price:	$20.37 (75% of the Initial Price)
Hypothetical Principal Amount:	$27.16 per Note (equal to the Initial Price)
Hypothetical Dividend yield on the Underlying Stock**:	0.15% during the term of the Notes (0.15% annual dividend yield)
Hypothetical Coupon per Annum***:	8.25% (or $0.1867 per monthly period)

*

Actual Coupon per Annum and other terms for each Note were set on the Trade Date and may be generally different from the hypothetical terms set forth above. The actual value of the Coupon Payments you will receive over the term of the Notes and the actual Trigger Price applicable to your Notes may be different from the hypothetical terms set forth above, and the actual market value of one share of the applicable Underlying Stock or the applicable principal amount, as applicable, you may receive at maturity, and therefore the Total Return on the Notes at maturity, may be more or less than the amounts displayed in this hypothetical and the hypothetical scenarios below, and will depend in part on the Initial Price of the applicable Underlying Stock, as set on the Trade Date.

**	Hypothetical dividend yield holders of the applicable Underlying Stock might receive over the term of the Notes.
***	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.

Scenario #1: The Final Price of the applicable Underlying Stock is not below the Trigger Price of $20.37.

Because the Final Price of the Underlying Stock is not below the Trigger Price of $20.37, you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock (plus dividends, if any) is less than 8.25%.

If the closing price of the Underlying Stock on the Final Valuation Date is $27.16 (no change in the price of the Underlying Stock):

Payment at Maturity:	$27.16
Coupons:	$2.24 ($0.1867 x 12 = $2.24)
Total:	$29.40
Total Return on the Notes:	8.25%

In this example, the total return on the Notes is 8.25% while the total return on the Underlying Stock is 0.15% (including dividends).

If the closing price of the Underlying Stock on the Final Valuation Date is $35.31 (an increase of 30%):

Payment at Maturity:	$27.16
Coupons:	$2.24 ($0.1867 x 12 = $2.24)
Total:	$29.40
Total Return on the Notes:	8.25%

In this example, the total return on the Notes is 8.25% while the total return on the Underlying Stock is 30.15% (including dividends).

If the closing price of the Underlying Stock on the Final Valuation Date is $23.09 (a decline of 15%):

Payment at Maturity:	$27.16
Coupons:	$2.24 ($0.1867 x 12 = $2.24)
Total:	$29.40
Total Return on the Notes:	8.25%

In this example, the total return on the Notes is 8.25% while the total return on the Underlying Stock is a loss of 14.85% (including dividends).

Scenario #2: The Final Price of the Underlying Stock is below the Trigger Price of $20.37.

Because the Final Price of the Underlying Stock is below the Trigger Price of $20.37, you will receive at maturity one share of the Underlying Stock for every Note you hold. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying Stock on the Maturity Date.

If the closing price of the Underlying Stock on the Maturity Date is $10.86 (a decline of 60%):

Value of Shares Received:	$10.86
Coupons:	$2.24 ($0.1867 x 12 = $2.24)
Total:	$13.10
Total Return on the Notes:	-51.75%

In this example, the total return on the Notes is a loss of 51.75% while the total return on the Underlying Stock is a loss of 59.85% (including dividends).

If the closing price of the Underlying Stock on the Maturity Date is $14.94 (a decline of 45%):

Value of Shares Received:	$14.94
Coupons:	$2.24 ($0.1867 x 12 = $2.24)
Total:	$17.18
Total Return on the Notes:	-36.75%

In this example, the total return on the Notes is a loss of 36.75% while the total return on the Underlying Stock is a loss of 44.85% (including dividends).

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Hypothetical Initial Price:	$27.16 per share
Hypothetical Trigger Price:	$20.37 (75% of the Initial Price)
Hypothetical Principal Amount:	$27.16 per Note (equal to the Initial Price)
Hypothetical Dividend yield on the Underlying Stock**:	0.15% during the term of the Notes (0.15% annual dividend yield)
Hypothetical Coupon per Annum***:	8.25% (or $0.1867 per monthly period)

*

Actual Coupon per Annum and other terms for each Note were set on the Trade Date and may be generally different from the hypothetical terms set forth above. The actual value of the Coupon Payments you will receive over the term of the Notes and the actual Trigger Price applicable to your Notes may be different from the hypothetical terms set forth above, and the actual market value of one share of the applicable Underlying Stock or the applicable principal amount, as applicable, you may receive at maturity, and therefore the Total Return on the Notes at maturity, may be more or less than the amounts displayed in this hypothetical and the hypothetical table below, and will depend in part on the Initial Price of the applicable Underlying Stock, as set on the Trade Date.

**	Hypothetical dividend yield holders of the applicable Underlying Stock might receive over the term of the Notes.

***	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)

Final Stock Price(3)	Stock Price Return	Total Return on the Underlying Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(6)(8)

$40.74	50.00%	50.15%	$29.40	8.25%	N/A	N/A

$39.38	45.00%	45.15%	$29.40	8.25%	N/A	N/A

$38.02	40.00%	40.15%	$29.40	8.25%	N/A	N/A

$36.67	35.00%	35.15%	$29.40	8.25%	N/A	N/A

$35.31	30.00%	30.15%	$29.40	8.25%	N/A	N/A

$33.95	25.00%	25.15%	$29.40	8.25%	N/A	N/A

$32.59	20.00%	20.15%	$29.40	8.25%	N/A	N/A

$31.23	15.00%	15.15%	$29.40	8.25%	N/A	N/A

$29.88	10.00%	10.15%	$29.40	8.25%	N/A	N/A

$28.52	5.00%	5.15%	$29.40	8.25%	N/A	N/A

$27.16	0.00%	0.15%	$29.40	8.25%	N/A	N/A

$25.80	-5.00%	-4.85%	$29.40	8.25%	N/A	N/A

$24.44	-10.00%	-9.85%	$29.40	8.25%	N/A	N/A

$23.09	-15.00%	-14.85%	$29.40	8.25%	N/A	N/A

$21.73	-20.00%	-19.85%	$29.40	8.25%	N/A	N/A

$20.37	-25.00%	-24.85%	$29.40	8.25%	N/A	N/A

$19.01	-30.00%	-29.85%	N/A	N/A	$21.25	-21.75%

$17.65	-35.00%	-34.85%	N/A	N/A	$19.89	-26.75%

$16.30	-40.00%	-39.85%	N/A	N/A	$18.54	-31.75%

$14.94	-45.00%	-44.85%	N/A	N/A	$17.18	-36.75%

$13.58	-50.00%	-49.85%	N/A	N/A	$15.82	-41.75%

$12.22	-55.00%	-54.85%	N/A	N/A	$14.46	-46.75%

$10.86	-60.00%	-59.85%	N/A	N/A	$13.10	-51.75%

$9.51	-65.00%	-64.85%	N/A	N/A	$11.75	-56.75%

$8.15	-70.00%	-69.85%	N/A	N/A	$10.39	-61.75%

(1)	A trigger event does not occur if the Final Price of the Underlying Stock is not below the Trigger Price.

(2)	A trigger event occurs if the Final Price of the Underlying Stock is below the Trigger Price.

(3)	If the hypothetical Final Price of the Underlying Stock is not below the hypothetical Trigger Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Trigger Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date and the Maturity Date. The stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.

(4)	The total return on the Underlying Stock at maturity includes a 0.15% cash dividend payment.

(5)	Payment consists of the Principal Amount plus Coupon Payments of 8.25% per annum.

(6)	The total return on the Notes at maturity includes Coupon Payments of 8.25% per annum.

(7)	The actual value of payment consists of the market value of one share of the Underlying Stock, valued as of the Maturity Date, plus Coupon Payments of 8.25% per annum.

(8)	If a Trigger Event occurs, the total return on the Notes at maturity will only be positive in the event that the market price of the Underlying Stock on the Maturity Date is substantially greater than the Final Price of the Underlying Stock on the Final Valuation Date. Such an increase in price is not likely to occur.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-8-A-I, bearing in mind that the Notes do not have an Observation Period or Observation Days. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as units comprising an Option and a debt component for U.S. federal income tax purposes. Of each Coupon Payment for each Note offering we intend to treat as interest on the debt component and as Premium the following amounts:

Underlying Stock	Coupon per Annum	Interest on Debt Component per Annum	Premium Component per Annum

Aetna Inc.	8.25%	1.283%	6.967%

The Home Depot, Inc.	8.65%	1.283%	7.367%

Occidental Petroleum Corporation	8.50%	1.283%	7.217%

By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with our treatment and allocation as described above. Assuming this characterization is respected, (a) interest on the debt component will be taxed as ordinary income, while the Premium will not be taken into account prior to maturity or sale, and (b) assuming that you are an initial holder of Notes purchasing the Notes at the Initial Price for cash, (i) if at maturity the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Premium received, and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Premium or the Underlying Stock received; instead, the total Premium will reduce your basis in the Underlying Stock. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character of income or loss (including whether the Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of Notes at the Initial Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative characterizations, as well as the allocation of the purchase price of the Notes between the debt component and the Option.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in applicable Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-8-A-I.

Risks Relating to the Notes Generally

®

Your Investment in the Notes May Result in a Loss — The Notes do not guarantee any return of principal. The payment at maturity will be based on whether the Final Price of the applicable Underlying Stock is less than the applicable Trigger Price. If the Final Price of the Underlying Stock is less than the Trigger Price on the Final Valuation Date, you will receive at maturity for each Note one share of the applicable Underlying Stock. The market value of one share of the Underlying Stock you may receive at maturity is expected to be less than the principal amount of your Notes and may be zero. Accordingly, you could lose up to the entire principal amount of your Notes.

®

Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any element of protection provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any element of protection or any other amounts owed to you under the terms of the Notes.

®

Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable

Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

®

Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

®

Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities Inc., which we refer to as JPMSI, will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®

Contingent Protection Applies Only If You Hold the Notes to Maturity — We will pay you your principal back at maturity only if the Final Price of the applicable Underlying Stock is not below the applicable Trigger Price on the Final Valuation Date and the Notes are held to maturity. If the Final Price of the applicable Underlying Stock is below the applicable Trigger Price on the Final Valuation Date, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable Underlying Stock. Greater expected volatility with respect to a Note’s applicable Underlying Stock indicates a greater likelihood as of the Trade Date that a stock could close below its Trigger Price on the Final Valuation Date of the Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Note could fall sharply, which could result in a significant loss of principal.

®	Risk of Loss of Contingent Protection on the Final Valuation Date — If the closing price of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the applicable Trigger Price, you will be fully exposed to any depreciation in the applicable Underlying Stock. Because the Final Price will be determined based on the closing price on a single trading day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Trigger Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.

®	Your Return on the Notes Is Limited to the Principal Amount Plus Accrued Interest, Regardless of any Appreciation in the Value of the Underlying Stock, Except in Limited Circumstances — Unless the applicable Final Price is less than the applicable Trigger Price, for each Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Underlying Stock, which may be significant. Your return on the Notes will not exceed the aggregate amount of the coupons payable over the term of the Notes unless (a) the Final Share Price of the applicable Underlying Stock is less than the applicable Trigger Price and (b) the closing price of the applicable Underlying Stock at maturity plus the Coupon Payments is greater than the applicable Initial Price. This kind of appreciation is not likely to occur in such a short time frame. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.

®	No Ownership Rights in the Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.

®	No Affiliation with the Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-8-A-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

®	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMSI is willing to buy the Notes.

®	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the number of shares of the applicable Underlying Stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

®

Hedging and Trading in the Underlying Stock — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

®

Potentially Inconsistent Research, Opinions or Recommendations by JPMSI, UBS or Their Affiliates — JPMSI, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.

®	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®

Potential JPMorgan Chase & Co. Impact on Price — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock may adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.

®

Many Economic and Market Factors Will Influence the Value of the Notes — In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-8-A-I.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2005, 2006, 2007, 2008 and 2009 and the first and second calendar quarters of 2010. Partial data is provided for the third calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the applicable Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Aetna Inc.

According to its publicly available filings with the SEC, Aetna Inc., which we refer to as Aetna, is a diversified health care benefits company that offers a range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. The common stock of Aetna, par value $.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Aetna in the accompanying product supplement no. UBS-8-A-I. Aetna’s SEC file number is 001-16095.

Historical Information Regarding the Common Stock of Aetna Inc.

The following table sets forth the quarterly high and low closing prices for Aetna’s common stock, based on daily closing prices on the primary exchange for Aetna, as reported by Bloomberg. The closing price of the common stock of Aetna on July 16, 2010 was $27.16. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Aetna has experienced significant fluctuations. The historical performance of the common stock of Aetna should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Aetna during the term of the Notes. We cannot give you assurance that the performance of the common stock of Aetna will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Aetna will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Aetna.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2005	3/31/2005	$38.48	$30.16	$37.48

4/1/2005	6/30/2005	$42.54	$34.45	$41.41

7/1/2005	9/30/2005	$43.07	$37.31	$43.07

10/3/2005	12/30/2005	$49.34	$40.46	$47.16

1/3/2006	3/31/2006	$52.32	$44.54	$49.14

4/3/2006	6/30/2006	$49.33	$36.93	$39.93

7/3/2006	9/29/2006	$41.26	$30.99	$39.55

10/2/2006	12/29/2006	$43.71	$38.53	$43.18

1/3/2007	3/30/2007	$46.32	$40.89	$43.79

4/2/2007	6/29/2007	$53.27	$44.19	$49.40

7/2/2007	9/28/2007	$54.27	$46.95	$54.27

10/1/2007	12/31/2007	$59.76	$52.85	$57.73

1/2/2008	3/31/2008	$59.19	$42.09	$42.09

4/1/2008	6/30/2008	$47.49	$39.59	$40.53

7/1/2008	9/30/2008	$44.11	$34.41	$36.11

10/1/2008	12/31/2008	$37.43	$17.68	$28.50

1/2/2009	3/31/2009	$34.52	$18.99	$24.33

4/1/2009	6/30/2009	$27.72	$21.88	$25.05

7/1/2009	9/30/2009	$31.16	$24.05	$27.83

10/1/2009	12/31/2009	$34.04	$25.22	$31.70

1/4/2010	3/31/2010	$35.38	$28.63	$35.11

4/1/2010	6/30/2010	$35.17	$26.38	$26.38

7/1/2010	7/16/2010*	$28.22	$25.99	$27.16

*

As of the date of this pricing supplement available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through July 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the weekly performance of Aetna’s common stock from December 15, 2000 through July 16, 2010, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Trigger Price, equal to 75% of the closing price on July 16, 2010.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

The Home Depot, Inc.

According to its publicly available filings with the SEC, The Home Depot, Inc., which we refer to as Home Depot, is a home improvement retailer that sells an assortment of building materials, home improvement and lawn and garden products and provides a number of related services. The common stock of Home Depot, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Home Depot in the accompanying product supplement no. UBS-8-A-I. Home Depot’s SEC file number is 001-08207.

Historical Information Regarding the Common Stock of Home Depot

The following table sets forth the quarterly high and low closing prices for Home Depot’s common stock, based on daily closing prices on the primary exchange for Home Depot, as reported by Bloomberg. The closing price of the common stock of Home Depot on July 16, 2010 was $27.12. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Home Depot has experienced significant fluctuations. The historical performance of the common stock of Home Depot should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Home Depot during the term of the Notes. We cannot give you assurance that the performance of the common stock of Home Depot will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Home Depot will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Home Depot.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2005	3/31/2005	$43.10	$37.69	$38.24

4/1/2005	6/30/2005	$40.34	$35.09	$38.90

7/1/2005	9/30/2005	$43.95	$37.86	$38.14

10/3/2005	12/30/2005	$42.58	$37.68	$40.48

1/3/2006	3/31/2006	$43.81	$38.73	$42.30

4/3/2006	6/30/2006	$42.65	$35.79	$35.79

7/3/2006	9/29/2006	$37.22	$33.13	$36.27

10/2/2006	12/29/2006	$40.16	$35.76	$40.16

1/3/2007	3/30/2007	$41.76	$36.74	$36.74

4/2/2007	6/29/2007	$40.03	$36.79	$39.35

7/2/2007	9/28/2007	$40.94	$32.44	$32.44

10/1/2007	12/31/2007	$34.22	$25.94	$26.94

1/2/2008	3/31/2008	$30.67	$24.71	$27.97

4/1/2008	6/30/2008	$30.12	$23.42	$23.42

7/1/2008	9/30/2008	$30.16	$21.46	$25.89

10/1/2008	12/31/2008	$25.92	$18.51	$23.02

1/2/2009	3/31/2009	$25.26	$18.00	$23.56

4/1/2009	6/30/2009	$26.34	$22.68	$23.63

7/1/2009	9/30/2009	$28.23	$22.40	$26.64

10/1/2009	12/31/2009	$29.29	$24.96	$28.93

1/4/2010	3/31/2010	$32.75	$27.34	$32.35

4/1/2010	6/18/2010	$36.49	$28.07	$28.07

7/1/2010	7/16/2010*	$28.64	$27.12	$27.12

*

As of the date of this pricing supplement available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through July 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the weekly performance of Home Depot’s common stock from January 7, 2000 through July 16, 2010, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Trigger Price, equal to 75% of the closing price on July 16, 2010.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Occidental Petroleum Corporation

According to its publicly available filings with the SEC, Occidental Petroleum Corporation, which we refer to as Occidental, operates in the oil and gas; chemical; and midstream, marketing and other segments. The common stock of Occidental, par value $.20 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Occidental in the accompanying product supplement no. UBS-8-A-I. Occidental’s SEC file number is 001-09210.

Historical Information Regarding the Common Stock of Occidental

The following table sets forth the quarterly high and low closing prices for Occidental’s common stock, based on daily closing prices on the primary exchange for Occidental, as reported by Bloomberg. The closing price of the common stock of Occidental on July 16, 2010 was $79.38. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Occidental has experienced significant fluctuations. The historical performance of the common stock of Occidental should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Occidental during the term of the Notes. We cannot give you assurance that the performance of the common stock of Occidental will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Occidental will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Occidental.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2005	3/31/2005	$37.01	$27.81	$35.59

4/1/2005	6/30/2005	$40.34	$32.75	$38.47

7/1/2005	9/30/2005	$44.40	$39.09	$42.72

10/3/2005	12/30/2005	$42.66	$34.97	$39.94

1/3/2006	3/31/2006	$48.86	$42.00	$46.33

4/3/2006	6/30/2006	$53.57	$46.05	$51.28

7/3/2006	9/29/2006	$53.89	$44.05	$48.11

10/2/2006	12/29/2006	$51.92	$44.66	$48.83

1/3/2007	3/30/2007	$50.30	$43.08	$49.31

4/2/2007	6/29/2007	$59.38	$49.58	$57.88

7/2/2007	9/28/2007	$64.70	$53.10	$64.08

10/1/2007	12/31/2007	$78.10	$64.10	$76.99

1/2/2008	3/31/2008	$80.51	$64.53	$73.17

4/1/2008	6/30/2008	$97.85	$74.88	$89.86

7/1/2008	9/30/2008	$91.44	$65.00	$70.45

10/1/2008	12/31/2008	$67.42	$40.72	$59.99

1/2/2009	3/31/2009	$62.16	$47.56	$55.65

4/1/2009	6/30/2009	$70.63	$54.77	$65.81

7/1/2009	9/30/2009	$79.15	$59.57	$78.40

10/1/2009	12/31/2009	$84.48	$74.33	$81.35

1/4/2010	3/31/2010	$84.54	$76.01	$84.54

4/1/2010	6/30/2010	$89.99	$77.15	$77.15

7/1/2010	7/16/2010*	$82.30	$76.37	$79.38

*

As of the date of this pricing supplement available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through July 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the weekly performance of Occidental’s common stock from January 7, 2000 through July 16, 2010, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Trigger Price, equal to 75% of the closing price on July 16, 2010.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The net proceeds received from the sale of the Notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the Notes.

We have agreed to indemnify UBS and JPMSI against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMSI intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-8-A-I.